Exhibit 99.1

Media Contact – Melissa Schenkel mschenkel@verabradley.com IR Contact – Paul Blair pblair@verabradley.com

MEDIA RELEASE

Vera Bradley to Expand and Add Jobs

Handbag, Travel and Accessory Company

to Continue Investing in Indiana

FORT WAYNE, Ind. – (Aug 2, 2013)—Vera Bradley (Nasdaq: VRA), designer of handbags, gifts, travel items and accessories, is expanding its Roanoke, Indiana campus, creating about 128 new jobs over the next four years.

The company will invest approximately $26.6 million to expand both its current 40,000 square-foot Design Center by 149,000 square feet and its 420,000 square foot Distribution Center by 10,000 square feet. Both locations are located just outside Fort Wayne, Indiana near Interstate 69.

“We are proud to invest in our hometown,” said Barbara Bradley Baekgaard, Chief Creative Officer and Co-founder. “Our design center expansion will bring the majority of our Northeast Indiana employees together on one campus and will strengthen collaboration across the company.”

The Indiana Economic Development Corporation is offering Vera Bradley tax credits, and the company is working with the Fort Wayne-Allen County Economic Development Alliance on additional incentives.

Of the $26.6 million project cost, about $10 million of the investment is projected in fiscal 2014 and raises the company’s previously disclosed fiscal 2014 capital expenditure guidance from approximately $20 million to approximately $30 million for the full fiscal year. It is estimated that the project will be completed in late 2014.

Vera Bradley currently has 1,000 full-time employees in Indiana and about 2,800 employees in total. The company has 79 Vera Bradley Stores and 14 Outlet Stores.

Vera Bradley Safe Harbor Statement

Certain statements in this release are “forward-looking statements” made pursuant to the safe-harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements reflect the Company’s current expectations or beliefs concerning future events and are subject to various risks and uncertainties that may cause actual results to differ materially from those that we expected, including: possible adverse changes in general economic conditions and their impact on consumer confidence and spending; possible inability to predict and respond in a timely manner to changes in consumer demand; possible loss of key management or design associates or inability to attract and retain the talent required for our business; possible inability to maintain and enhance our brand; possible inability to successfully implement our growth strategies or manage our growing business; possible inability to successfully open new stores as planned; and possible inability to sustain levels of comparable-store sales. For a discussion of these and other risks and uncertainties that could cause actual results to differ materially from those contained in our forward-looking statements, please refer to “Risk Factors” in Part I, Item 1A of our Annual Report on Form 10-K for the fiscal year ended February 2, 2013. We undertake no obligation to publicly update or revise any forward-looking statement. Financial schedules are attached to this release.

About Vera Bradley

Vera Bradley is a leading designer of women’s handbags and accessories, luggage and travel items, eyewear, stationery and gifts. Founded in 1982 by friends Barbara Bradley Baekgaard and Patricia R. Miller, the brand’s iconic designs and versatile styles offer women of all ages a colorful way to accessorize every look. Vera Bradley offers a unique, multi-channel sales model as well as a focus on service and a high level of fan engagement. Fiscal 2013 net revenues were $541 million. The company’s commitment to breast cancer research continues to increase its reach through the Vera Bradley Foundation for Breast Cancer. For more information about Vera Bradley (Nasdaq:VRA), visit www.verabradley.com/mediaroom.